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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                          Commission File Numbers  33-58028
     ----------------------------------------------------------------------

              Principal Life Insurance Company Separate Account C
     ----------------------------------------------------------------------
               (Exact name of registrant as specified in its charter)


      The Principal Financial Group, 711 High Street, Des Moines, IA 50392

                         Telephone:  515-248-3842
     ----------------------------------------------------------------------
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)


               PENSION BUILDER - GROUP VARIABLE ANNUITY CONTRACTS
                FOR QUALIFIED PLANS FOR SELF-EMPLOYED INDIVIDUALS
     ----------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


     ----------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

           _XXX_ Rule 12g-4(a)(1)(i)             _____ Rule 12h-3(b)(1)(i)
           _____ Rule 12g-4(a)(1)(ii)            _____ Rule 12h-3(b)(1)(ii)
           _____ Rule 12g-4(a)(2)(i)             _____ Rule 12h-3(b)(2)(i)
           _____ Rule 12g-4(a)(2)(ii)            _____ Rule 12h-3(b)(2)(ii)
                                                 _____ Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 25 contracts

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: 3/25/2003        By: /s/ Michael D. Roughton
     ---------------      ---------------------------------------------------
                             Michael D. Roughton, Counsel



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


http://www.sec.gov/divisions/corpfin/forms/15.htm
Last update: 11/01/01